FOR IMMEDIATE RELEASE

Contact: Daniel Judd

434-239-4272

investorrelations@sitestar.com

Letter to Sitestar Shareholders from Steven Kiel

Lynchburg, VA. — December 29, 2015 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”)  a provider of  consumer and business-grade Internet access, wholesale managed modem services for downstream ISPs and Web hosting and value-added products and service, and real estate investment entity today announced the following:

To the Shareholders of Sitestar:

On December 3, 2015, Sitestar’s auditor presented information to the board regarding several related party transactions involving former CEO Frank Erhartic. The auditor had previously requested documentation from Sitestar’s management to justify these transactions. Sitestar’s management had not provided the necessary documentation to the auditor and had not notified the independent directors that this request existed.

The four independent directors were highly concerned about this lack of disclosure to the board. We held a special board meeting on December 14, 2015 to discuss these matters and to allow management to provide an explanation. Unfortunately, at that meeting, management did not adequately answer questions posed by directors.

This led the board to lose faith in the ability of Frank Erhartic to carry out his duties as president and CEO. At the conclusion of this meeting, Frank was asked to resign from his management role and from the board. He agreed to resign as a director, but refused to resign as president and CEO. Accordingly, the majority of directors voted to terminate him for cause. The board then appointed me as president and CEO on an interim basis.

At the same meeting, the board of directors agreed to initiate an investigation in order to determine if the proper documentation exists to justify the related party transactions and to determine if any improprieties occurred. This investigation will be led by outside legal counsel. It may be some time until the investigation is complete, but we will disclose the results to you once we receive a final report.

Since the change in management on December 14, we have been reviewing every aspect of Sitestar’s operations. I ask for your patience as we determine the best way to move forward. I can promise that whatever decisions we make will be in the interest of long-term value creation and will be carried out with the highest ethical standards.

Over the last year we have received a lot of inquiries from our investors. I understand that the answers sent by management, if you received answers at all, were likely unsatisfying. As a portfolio manager, I often send similar inquiries to companies that I am invested in, and companies in which I am considering investing. I am thankful that so many of you reached out to Sitestar because it shows that intelligent investors have interest in the company. These are the type of investors we hope will own Sitestar over the long-term.

For those who are inclined to ask questions, I have a request. The next few months will require a great deal of work by management and the directors. We will have to make major decisions on the future of Sitestar. Those decisions will be based on information that we may not currently possess. This will require our sole focus. Additionally, I do not want to provide an active shareholder with information, though legal to share, that may give them an advantage over a passive shareholder who does not follow the company as closely.

I understand the need from an investing point of view to attempt to get an explanation from management or from a director. However, in the interest of both our focus and fairness to all shareholders, I have asked management and the other directors to refrain from answering these shareholder questions. I promise you two things on this subject: First, in our company’s communication to you via press releases, SEC filings, or other mechanisms, we will be as frank and clear spoken as possible. Second, we will hold a shareholder meeting in the first half of 2016. At that meeting we will answer every question presented to us from attendees.

Thank you for your support during this transitional period, and thank you for your commitment to Sitestar. I look forward to providing you with additional information as it becomes available.

Best regards,

Steven L. Kiel

About Sitestar

Sitestar is an Internet Service Provider (ISP) that offers consumer and business-grade Internet access, wholesale managed modem services for downstream ISPs and Web hosting. Sitestar is also a real estate investment entity. For more information regarding Sitestar, go to: www.sitestar.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Sitestar’s control, including worldwide and local economic conditions and the specific risks associated with the very competitive ISP and real estate sectors. Sitestar expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.